Exhibit 3(p)


                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                  PREMIER PARKS INC.

                                 --------------------
                           Pursuant to Section 242 of the
                           Delaware General Corporation Law
                                 --------------------

               PREMIER PARKS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

               FIRST: that the Board of Directors of the Corporation by a unanimous written consent adopted a resolution proposing and declaring the advisability of the following amendment to the Certificate of Incorporation.

               RESOLVED, that the Certificate of Incorporation of the Corporation be amended so that Article IV shall read in its entirety, at the effective time of this filing, 5:30 p.m., July 24, 1998, as follows:

               "The total number of shares of stock which the Corporation shall have authority to issue is 155,000,000 shares, of which 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share and 150,000,000 shares shall be Common Stock with a par value of $.025 per share.

               The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

               The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

               (1) the number of shares to constitute the series and the distinctive designation thereof;

               (2) The amount or rate of dividends on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

               (3)  Whether the shares of the series shall be redeemable

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                    and, if redeemable, the terms and provisions upon which
                    the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

               (4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

               (5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

               (6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

               (7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

               (8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

               (9) Any other relative rights, preferences, and limitations of that series.

               The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.

               The amount of the authorized stock of any class may be increased or decreased by the affirmative vote of the holders of a majority of the total number of outstanding shares of any series of Preferred Stock entitled to vote, and of Common Stock, voting as a single class."

               RESOLVED, that at the effective time of the foregoing Amendment each share of Common Stock of the Corporation authorized and outstanding immediately prior to such effective time shall be split and exchanged into two fully paid and non-assessable shares of Common Stock.

               SECOND: that such Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

               IN WITNESS WHEREOF, Premier Parks Inc. has caused this Certificate to be signed by its duly authorized officer this 24th day of July, 1998.


                              PREMIER PARKS INC.



                              By: /s/ Kieran E. Burke
                                 ------------------------------------------
                                      Kieran E. Burke
                                      Chairman and Chief Executive Officer